UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No.4)

                         Hudson Pacific Properties, Inc.
                      ------------------------------------
                                (Name of Issuer)

                                  Common Stock
                               -----------------
                         (Title of Class of Securities)

                                    444097109
                                    ---------
                                 (CUSIP Number)


             Date of Event which Requires Filing of this Statement

                                April 30, 2020
                              --------------------

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[x]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior coverage.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall besubject to all other provisions of the Act (however, see the Notes). SEC 1745 (12-02)




Schedule 13G (continued)

CUSIP No. 444097109
-------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Cohen & Steers, Inc. 14-1904657
-------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
-------------------------------------------------------------------------------
   3   SEC USE ONLY


-------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            5,278,740
  BENEFICIALLY    ------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      ------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             11,033,845
                  ------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,033,845
-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.20%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       HC, CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT



Schedule 13G (continued)

CUSIP No. 444097109
-------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Cohen & Steers Capital Management, Inc.     13-3353336
-------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]
-------------------------------------------------------------------------------
   3   SEC USE ONLY


-------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
-------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            5,278,740
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             11,033,845
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       11,033,845
 ------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       [ ]
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       7.20%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA, CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT



Schedule 13G (continued)

CUSIP No. 444097109
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

    Cohen & Steers UK Limited
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [x]
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United Kingdom
-------------------------------------------------------------------------------
    NUMBER        5)   SOLE VOTING POWER
    OF                 0
    SHARES        -------------------------------------------------------------
    BENEFICIALLY  6)   SHARED VOTING POWER
    OWNED BY           0
    EACH          -------------------------------------------------------------
    REPORTING     7)   SOLE DISPOSITIVE POWER
    PERSON             0
    WITH          -------------------------------------------------------------
                  8)   SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.00%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IA, CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



Schedule 13G (continued)


Item 1.

        (a)  Name of Issuer:
             HUDSON PACIFIC PROPERTIES, INC.

        (b)  Address of Issuer's Principal Executive Offices:
             11601 WILSHIRE BLVD
             SUITE 1600
             LOS ANGELES CA 90025


Item 2.

        (a)  Name of Persons Filing:
               Cohen & Steers, Inc.
               Cohen & Steers Capital Management, Inc.
               Cohen & Steers UK Ltd
        (b) Address of Principal Business Office for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is:
               280 Park Avenue
               10th Floor
               New York, NY 10017

             The principal address for Cohen & Steers UK Ltd. is:
               50 Pall Mall 7th Floor
               London, United Kingdom SW1Y 5JH

        (c)  Citizenship:
               Cohen & Steers, Inc: Delaware corporation
               Cohen & Steers Capital Management, Inc: New York corporation Cohen & Steers UK Ltd: United Kingdom Private Limited Company
        (d)  Title of Class Securities:
               Commmon
        (e)  CUSIP Number:
               444097109


Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a

            (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

            (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

            (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act

            (d)  [ ]  Investment Company registered under Section 8 of the
                      Investment Company Act

            (e)  [x]  An investment advisor in accordance with Section
                      240.13d-1(b)(1)(ii)(E)

            (f)  [ ]  An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F)

            (g)  [x]  A parent holding company or control person in accordance with Section 240.13d-l(b)(1)(ii)(G)

            (h)  [ ]  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3)

            (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(l)(ii)(J)



Item 4.    OWNERSHIP:

         (a) Amount Beneficially Owned as of April 30, 2020:

               See row 9 on cover sheet

         (b) Percent of Class:

               See row 11 on cover sheet


          (c) Number of shares as to which such person has:
                (i)   sole power to vote or direct the vote:
                         See row 5 on cover sheet

                (ii)  shared power to vote or direct the vote:
                         See row 6 on cover sheet

                (iii) sole power to dispose or to direct
                      the disposition of:
                          See row 7 on cover sheet

                (iv)  shared power to dispose or direct
                      the disposition of:
                          See row 8 on cover sheet


Item 5.  OWNERSHIP OF 5% OR LESS OF A CLASS
         NO

Item 6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON
         N/A

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

         Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Cohen & Steers, Inc holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment advisor registered under Section 203 of the Investment Advisers Act.

Item 9   NOTICE OF DISSOLUTION OF GROUP:
         Not Applicable


Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  May 11, 2020

                        Cohen & Steers, Inc.
                        Cohen & Steers Capital Management, Inc.

                        By:

                        /s/ Francis Poli
                        ____________________________________________
                            Signature


                            Francis Poli, Executive Vice President,
                            General Counsel
                        ____________________________________________
                            Name and Title



                        Cohen & Steers UK Limited
                        By:

                        /s/ Natalie Okorie
                        ____________________________________________
                            Signature


                            Natalie Okorie
                            Compliance Officer
                        ____________________________________________
                            Name and Title







                    JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a Statement on Schedule 13G including amendments thereto with respect to the Common Shares of Hudson Pacific Properties, Inc. and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of May 11, 2020.


                        Cohen & Steers, Inc.
                        Cohen & Steers Capital Management, Inc.

                        By:

                        /s/ Francis Poli
                        ____________________________________________
                            Signature


                            Francis Poli, Executive Vice President,
                            General Counsel
                        ____________________________________________
                            Name and Title



                        Cohen & Steers UK Limited
                        By:

                        /s/ Natalie Okorie
                        ____________________________________________
                            Signature


                            Natalie Okorie
                            Compliance Officer
                        ____________________________________________
                            Name and Title